Exhibit 4.3

GUARANTEE

For value received, the undersigned hereby fully and unconditionally guarantees to the Holder of this Security the cash payments in United States dollars of principal of and interest on this Security in the amounts and at the time when due and interest on the overdue principal and interest, if any, on this Security, if lawful, and the payment of all other obligations of the Company under the Indenture or the Security, to the Holder of this Security and the Trustee, all in accordance with and subject to the terms and limitations of this Security, Article Fourteen of the Indenture and this Guarantee. This Guarantee shall be unsecured and unsubordinated indebtedness of the Guarantor and rank equally with other unsecured and unsubordinated indebtedness of the Guarantor that is currently outstanding or that it may issue in the future. This Guarantee will become effective in accordance with Article Fourteen of the Indenture and its terms shall be evidenced therein. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Security. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture, dated as of November 20, 2006, by and among the Company, the undersigned and The Bank of New York, as Trustee, as amended or supplemented (the “Indenture”).

The obligations of the undersigned to the Holders of this Security and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Fourteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

Neither any limited or general partner of the Guarantor, including Vornado Realty Trust in its capacity as general partner, nor any principal, shareholder, officer, director, trustee or employee of any limited or general partner of the Guarantor or of any successor of any limited or general partner of the Guarantor has any obligation for payment of the Guarantor’s obligations under the guarantee or for any of the Guarantor’s obligations, covenants or agreements contained in this Guarantee or the Indenture. By accepting the Securities on which this Guarantee is endorsed and this Guarantee, you waive and release all liability of this kind. The waiver and release are part of the consideration for the issuance of this Guarantee.

THIS GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

This Guarantee is subject to release upon the terms set forth in the Indenture.

IN WITNESS WHEREOF, the undersigned Guarantor has caused this Guarantee to be duly executed.

Dated:  November 26, 2006

VORNADO REALTY L.P.

By:	VORNADO REALTY TRUST,
its sole general partner

By:	/s/ Alan J. Rice
	Name:	Alan J. Rice
	Title:	Senior Vice President